
                              BOOLE & BABBAGE, INC.

                                  EXHIBIT 11.1

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                      (in thousands, except per share data)


                                                                            Years ended September 30,
                                                                   -------------------------------------------
                                                                   1995               1994                1993
                                                                   ----               ----                ----
PRIMARY
   Weighted average number of common
      shares outstanding during the year                         10,589             10,035               9,638
   Incremental common shares attributable
      to exercise of outstanding options
      (assuming proceeds would be used to
      purchase treasury stock)                                      961                765               1,237
                                                                  -----              -----               -----
Total shares(a)                                                  11,550             10,800              10,875
                                                                 ------             ------              ------

Net income                                                      $13,948             $7,946              $7,652
                                                                -------             ------              ------

Net income per share(a)                                           $1.21              $0.74               $0.70
                                                                  -----              -----               -----

FULLY DILUTED
   Weighted average number of common
      shares outstanding during the year                         10,589             10,035               9,638
   Incremental common shares attributable
      to exercise of outstanding options
      (assuming proceeds would be used to
      purchase treasury stock)                                    1,026                895               1,262
                                                                  -----              -----               -----
Total shares(a)                                                  11,615             10.930              10,900
                                                                 ------             ------              ------

Net income                                                      $13,948             $7,946              $7,652
                                                                -------             ------              ------

Net income per share(a)                                           $1.20              $0.73               $0.70
                                                                  -----              -----               -----


(a) Per share data and number of shares reflect a 3-for-2 split which became effective on December 6, 1995.

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